RMB Investors Trust

CODE OF CONDUCT FOR PRINCIPAL EXECUTIVE AND PRINCIPAL FINANCIAL ACCOUNTING OFFICERS

I.              Covered Officers/Purpose of the Code. This Code of Conduct (the “Code”) shall apply to the Principal Executive Officer and Principal Financial Accounting Officer of RMB Investors Trust’s (the “Trust,” and each series thereof, a “Fund”) and persons performing similar functions (the “Covered Officers,” each of whom is named in Exhibit A attached hereto) for the purpose of promoting:

•	honest and ethical conduct, including the ethical handling of actual or apparent conflicts of interest between personal and professional relationships;

•
full, fair, accurate, timely and understandable disclosure in reports and documents that the Trust files with, or submits to, the Securities and Exchange Commission (“SEC”) and in other public communications made by the Trust;

•	compliance with applicable laws and governmental rules and regulations;

•	the prompt internal reporting of violations of the Code to an appropriate person or persons identified in the Code; and

•	accountability for adherence to the Code.

Each Covered Officer should adhere to a high standard of business ethics and should be sensitive to situations that may give rise to actual as well as apparent conflicts of interest.

The Board of Trustees of the Trust (the “Board”) shall designate an individual to be primarily responsible for the administration of the Code. In the absence of the Code Officer, his or her designee shall serve as the Code Officer, but only on a temporary basis.

II.             Covered Officers Should Handle Ethically Actual and Apparent Conflicts of Interest. Overview. A “conflict of interest” occurs when a Covered Officer’s private interest interferes with the interests of, or his service to, the Trust. For example, a conflict of interest would arise if a Covered Officer, or a member of his family, receives improper personal benefits as a result of his position with the Trust. Covered Officers must avoid conduct that conflicts, or appears to conflict, with their duties to the Trust. All Covered Officers should conduct themselves such that a reasonable observer would have no grounds for belief that a conflict of interest exists. Covered Officers are not permitted to self-deal or otherwise to use their positions with the Trust to further their own or any other related person’s business opportunities.

This Code does not, and is not intended to, repeat or replace the programs and procedures or codes of ethics of the Trust’s investment adviser, RMB Capital Management, LLC (the “Adviser”), or of the Funds’ distributor.

Although typically not presenting an opportunity for improper personal benefit, conflicts may arise from, or as a result of, the contractual relationship between the Trust and the  Adviser administrator, pncmg and bookkeeping agent and/or transfer agent (collectively, “Service Providers”), of which the Covered Officers may be officers or employees. As a result, this Code recognizes that the Covered Officers will, in the normal course of their duties (whether formally for the Trust or for Service Providers or for both), be involved in establishing policies and implementing decisions that will have different effects on Service Providers and the Trust. The participation of the Covered Officers in such activities is inherent in the contractual relationship between the Trust and its Service Providers and is consistent with the performance by the Covered Officers of their duties as officers of the Trust. Thus, if performed in conformity with the provisions of the Investment Company Act of 1940, as amended (“Investment Company Act”) and the Investment Advisers Act of 1940, as amended (“Investment Advisers Act”), such activities will be deemed to have been handled ethically. In addition, it is recognized by the Board that the Covered Officers may also be officers or employees of one or more other investment companies covered by this or other codes.

The following list provides examples of conflicts of interest under the Code, but Covered Officers should keep in mind that these examples are not exhaustive. The overarching principle  is that the personal interest of a Covered Officer should not be placed improperly before the interest of the Trust.

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Each Covered Officer must not:

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use his personal influence or personal relationships to influence investment decisions or financial reporting by the Trust whereby the Covered Officer or a family member would benefit personally to the detriment of the Trust;

•	cause the Trust to take action, or fail to take action, for the individual personal benefit of the Covered Officer or a family member rather than the benefit of the Trust;

•
retaliate against any other Covered Officer or any employee of the Trust or its affiliated persons for reports of potential violations by the Trust of applicable  rules and regulations that are made in good faith; or

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use material non-public knowledge of portfolio transactions made  or  contemplated for the series of the Trust to trade personally or cause others to trade personally in contemplation of the market effect of such transactions.

Each Covered Officer must discuss certain material conflict of interest situations with the Trust’s Audit Committee.  Examples of such situations include:

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service as a director, trustee, general partner, or officer of any unaffiliated  business organization. This rule does not apply to charitable, civic, religious, public, political, or social organizations, the activities of which do not conflict with the interests of the Trust;

•	the receipt of any non-nominal gifts (valued greater than $250.00) in the aggregate from a third party that does or seeks to do business with the Trust or any Fund;

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the receipt of any entertainment from any company with which the Trust has current or prospective business dealings unless such entertainment is business- related, reasonable in cost, appropriate as to time and place, and not so frequent as to raise any question of impropriety;

•	any ownership interest in, or any consulting or employment relationship with, any of the Service Providers, other than the Adviser or any affiliated person thereof; and

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a direct or indirect financial interest in comm1ss10ns, transaction charges or spreads paid by the Trust for effecting portfolio transactions or for selling or redeeming shares other than an interest arising from the Covered Officer’s employment, such as compensation or equity ownership.

III.	Disclosure and Conduct

•	Each Covered Officer will monitor the compliance of the Trust and the Service Providers with federal or state statutes, regulations or administrative procedures that affect the operation of the Trust.

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Each Covered Officer should not knowingly misrepresent, or cause others to misrepresent, facts about the Trust to others, whether within or outside the Trust, including to the Board, the Trust’s Audit Committee and the Trust’s independent auditors, and to governmental regulators and self-regulators and self-regulatory organizations.

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Each Covered Officer should, to the extent appropriate within his or her area of responsibility, consult with other officers and employees of the Trust and its Service Providers with the goal of promoting full, fair, accurate, timely and understandable disclosure in the reports and documents the Trust files with, or submits to, the SEC and in other public communications made by the Trust.

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Each Covered Officer will exhibit and promote the highest standards of honest and ethical conduct through the establishment and operation of policies and procedures that encourage professional integrity in all aspects of the Trust’s operations.

IV.	Compliance with Applicable Laws and Regulations

The Trust’s Audit Committee is responsible for applying this Code to specific situations in which questions are presented under it and has the authority to interpret this Code in any particular situation, including providing any approvals or waivers sought by the Covered Persons.

It is the responsibility of each Covered Officer to promote compliance with the standards and restrictions imposed by applicable laws, rules and regulations.

In the event of any question of interpretation of the requirements under this Code, Covered Officers shall consult with the Audit Committee in order to assure compliance with the Code.

V.	Reporting and Accountability. Each Covered Officer must:

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upon adoption of this Code (or thereafter as applicable, upon becoming a Covered Officer), sign and return a certification in the form of Exhibit B to  the Trust’s chief compliance officer affirming that he or she has received, read, and understands the Code;

•	annually sign and return a certification in the form of Exhibit C to the Trust’s chief compliance officer as an affirmation that he or she has complied with the requirements of the Code; and

•	notify the Trust’s Audit Committee promptly if he or she knows of any violation of this Code. Failure to do so is itself a violation of this Code.

The Audit Committee will follow these procedures  in investigating  and  enforcing  this Code:

•	The Audit Committee will take all appropriate actions to investigate any potential violations reported to the Committee.

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If, after such investigation, the Audit Committee believes that no violation has occurred, the Audit Committee will notify the person(s) reporting the potential violation of its determination and is not required to take any further action.

•	Any matter that the Audit Committee believes is a violation of this Code will be reported to the full Board.

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If the Board concurs that a violation has occurred, it will consider appropriate action, which may include review of and appropriate modification to Trust’s policies and procedures, notification to the appropriate personnel of  the  applicable Service Provider and the sanction or dismissal of the Covered Officer  as an officer of the Trust.

•	The Audit Committee will be responsible for granting waivers of provisions of this Code, in its sole discretion.

•	Any changes to or waivers of this Code will, to the extent required, be disclosed as provided by SEC rules.

•	The Audit Committee shall maintain records of all activities related to this Code.

VI. Other Policies and Procedures. This Code shall be the sole code of ethics adopted by the Trust for purposes of Section 406 of the Sarbanes-Oxley Act of 2002 and the rules and forms applicable to registered investment companies thereunder. Insofar as other policies or procedures of the Trust or its Service Providers govern or purport to govern the behavior or activities of the Covered Officers who are subject to this Code, they are superseded by this Code to the extent that they overlap or conflict with the provisions of this Code. The Adviser’s and principal underwriter’s codes of ethics under Rule 17j-1 under the Investment Company Act and the Adviser’s more detailed policies and procedures are separate requirements applying to the Covered Officers and others, and are not part of this Code.

VII. Amendments. All material amendments to this Code, other than amendments to Exhibit A, must be approved or ratified by a vote of the Board, including a majority of the Independent Trustees.

VIII. Confidentiality. All reports and records prepared or maintained pursuant to this Code will be considered confidential and shall be maintained and protected accordingly. Except as otherwise required by law or this Code, such matters shall not be disclosed to anyone other than the Board or the Audit Committee, outside audit firms and legal counsel to the Trust or to the Independent Trustees and to senior management of the Adviser.

IX. Internal Use. The Code is intended solely for the internal use by the Trust and does not constitute an admission, by or on behalf of Trust, as to any fact, circumstance, or legal conclusion.

Adopted: [], 2017

EXHIBIT A

Persons Covered by this Code of Conduct:

Title	Name

President and Principal Executive Officer	Maher Harb

Chief Financial Officer, Treasurer and Principal Financial Accounting Officer	Maher Harb

Exhibit A - Page 1

EXHIBITB

INITIAL  CERTIFICATION  FORM

This is to certify that I have read and understand the Code of Conduct for Principal Executive and Principal Financial Accounting Officers of RMB Investors Trust and that I recognize that I am subject to the provisions thereof and will comply with the policy and procedures stated therein.

Please sign your name here: Walt Clark

Please print your name here: Walter H Clark

Please date here: 3/8/17

Sign: Maher Harb

Print: MAHER HARB

Date: 3/8/17

Exhibit B -  Page 1

EXHIBIT C

ANNUAL  CERTIFICATION  FORM

This is to certify that I have read and understand the Code of Conduct for Principal Executive and Principal Financial Accounting Officers of RMB Investors Trust (the “Code”) and that I recognize that I am subject to the provisions thereof and will comply with the policy and procedures stated therein.

This is to further certify that I have complied with the requirements of the Code during the period of ______________ through ______________

Please sign your name here: _ _ _ _ _ _ _ _ _ _ _ _ _ _ _ _ _ _ _ _ _ _ _ _ _ _ _ _ _ _ _ _ _ _ _ _ _ _ _ _ _ _ _ _ _ _ _ _ _ _ _ _ _ _ _ _ _ _ _ _ _ _ _ _ _ _ _ _ _ _ _ _ _ _ _ _ _ _

Please print your name here: _ _ _ _ _ _ _ _ _ _ _ _ _ _ _ _ _ _ _ _ _ _ _ _ _ _ _ _ _ _ _ _ _ _ _ _ _ _ _ _ _ _ _ _ _ _ _ _ _ _ _ _ _ _ _ _ _ _ _ _ _ _ _ _ _ _ _ _ _ _ _ _ _ _ _ _ _ _

Please date here: _ _ _ _ _ _ _ _ _ _ _ _ _ _ _ _ _ _ _ _ _ _ _ _ _ _ _ _ _ _ _ _ _ _ _ _ _ _ _ _ _ _ _ _ _ _ _ _ _ _ _ _ _ _ _ _ _ _ _ _ _ _ _ _ _ _ _ _ _ _ _ _ _ _ _ _ _ _ _ _ _ _ _ _

Exhibit C-  Page 1